EXHIBIT 4.1

SECOND AMENDMENT TO
SHAREHOLDER PROTECTION RIGHTS AGREEMENT

THIS SECOND AMENDMENT (this "Amendment"), effective as of May 31, 2006, and entered into as of August 25, 2006, is between MICROTEK MEDICAL HOLDINGS, INC., a Georgia corporation (the "Company"), and SUNTRUST BANK, as Rights Agent (the "Rights Agent").

W I T N E S S E T H:

WHEREAS, in connection with that certain Shareholder Protection Rights Agreement (the "Agreement") dated as of December 20, 1996, between the Company and the Rights Agent, as amended, the Board of Directors of the Company authorized and declared a dividend of one Right in respect of each share of Common Stock held of record as of the close of business on December 31, 1996; and

WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company and its shareholders to amend the Agreement in accordance with Section 5.4 of the Agreement;

NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

1. Defined Terms. Initially capitalized terms used in this Amendment which are not otherwise defined herein are used with the same meaning ascribed to such terms in the Agreement.

2. Amendments.

(a) Section 4.4 is amended by deleting the current text appearing therein, and inserting in lieu thereof the following:

The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days' notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Stock by registered or certified mail, and (if such resignation occurs following the Separation Time) to the holders of the Rights in accordance with Section 5.9. The Company may remove the Rights Agent upon 30 days' notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and (if such removal occurs following the Separation Time) to the holders of the Rights in accordance with Section 5.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder's Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation or other business organization (or, with the Company’s prior approval, an affiliate of such a corporation or other business organization) organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and delivery any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and (if such effective date follows this Separation Time) mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3. Change in Rights Agent. In connection with the change of the Company’s transfer agent from SunTrust Bank (“SunTrust”) to Computershare Investor Services, LLC, a Delaware limited liability company (“Computershare”), SunTrust hereby resigns as “Rights Agent” effective as of the date of this Amendment, and the Company accepts and consents to such resignation. The Company appoints Computershare as successor Rights Agent, and Computershare hereby accepts such appointment and agrees to the terms of the Agreement. After the date of this Amendment, notices to the Rights Agent under the Agreement shall be delivered to:

Computershare Investor Services, LLC
250 Royall Street
Canton, Massachusetts 02021
Attention: __________________________

4. Counterparts. This Amendment may be executed in any one or more counterparts, each of which shall be deemed an original and all of which shall together constitute the same Amendment.

5. Ratification. Except as modified and amended as set forth herein, the Agreement is hereby adopted, ratified and confirmed without further modification or amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MICROTEK MEDICAL HOLDINGS, INC.

By:  ____________________________________
Name: __________________________________
Title: ___________________________________

SUNTRUST BANK

By: ____________________________________
Name: __________________________________
Title: ___________________________________

IN WITNESS WHEREOF, Computershare has executed this Amendment to indicate its acceptance of the duties of Rights Agent under the Agreement.

COMPUTERSHARE INVESTOR SERVICES, LLC

By: _____________________________________
Name: ___________________________________
Title: ____________________________________